March 28, 2002

Mr. Bruce I. Andrews
20 Jacobean Way
Mahwah, New Jersey 07430

Dear Bruce:

This Letter Agreement sets forth the terms and conditions relating to your resignation from employment with Alpharma Inc. (the "Company"), and the Animal Pharmaceutical Division of Alpharma (together the "Alpharma Group"). This letter will supercede the terms and conditions of the Employment Agreement dated April 7, 1997 between the Company and you.

1.      You confirm your resignation from all officer and director positions with the Alpharma Group effective as of November 5, 2001. It is acknowledged that you continued as an employee of the Alpharma Group until December 31, 2001 (your "Employment Termination Date") at which time, without further action on your part or the part of the Alpharma Group, your resignation as an employee of each entity in the Alpharma Group became fully effective. It is agreed and understood that the resignations, both as a director and officer and as an employee, in accordance with the provisions of this paragraph are irrevocable.

2.      Subject to the terms of this Letter Agreement:

(a)     The Company has paid your full salary (at an annual rate of $505,000 per annum) from November 5, 2001 through your Employment Termination Date plus all fringe benefits available to you immediately prior to November 5, 2001 on the terms such benefits were then being provided to you. All payments required by this subparagraph have been made at the time, and were subject to the same tax withholding, deductions and employee contributions as any other regularly employed executive of the Alpharma Group.

(b)     You shall also receive a lump sum amount of $757,500 equal to eighteen (18) months of your full salary (at an annual rate of $505,000 per annum) for the eighteen (18) month period from your Employment Termination Date through June 30, 2003 (the "Separation Payment Period"). All payments required by this subparagraph shall be made within fifteen (15) days after April 1, 2002, and shall be subject to the same tax withholding and deductions as any other regularly employed executive of the Alpharma Group.

(c)     In accordance with the terms of the Alpharma Inc. Stock Option Plan, all options not exercised on or before the period ending thirty (30) days after your Employment Termination Date (the "Option Termination Date") have been extinguished and are not subject to further exercise. For avoidance of doubt, any stock options which, by the terms of the Plan and the applicable stock option contracts between you and the Company, remained unvested as of the Option Termination Date could not be exercised by you and were extinguished as of such date.

(d)     You shall not be entitled to any further payments under the Company's Executive Incentive Compensation Plan.

(e)     Your status as an active employee in any pension plan of the Company in which you were a participant terminated on your Employment Termination Date and you are not be entitled to any further vesting or credit for service thereunder after such date. All rights under such plan which are vested as of December 31, 2001 shall remain unaffected by this Letter Agreement.

(f)     You shall be entitled to the continuation of health, dental, vision, and life insurance benefits during the eighteen (18) month Separation Payment Period in the form and in the amounts applicable to you on the Employment Termination Date.

The cash equivalent of the executive car allowance, and the tax and financial planning reimbursement, shall be paid to you for the eighteen (18) month Separation Payment Period in a lump sum amount of $23,250 for the executive car allowance and $4,500 for tax and financial planning. All payments required by this subparagraph shall be made within fifteen (15) days after April 1, 2002, and shall be subject to the same tax withholding and deductions as any other regularly employed executive of the Alpharma Group.

Except as specifically set forth in this Letter Agreement, no other fringe benefits shall be provided or payable during the Separation Payment Period.

(g)     You will be offered continued health benefits as provided by "COBRA" commencing at the end of the Separation Payment Period upon the terms and conditions available to employees of the Company as of the end of the Separation Payment Period.

(h)     The Company shall pay $5,000 to your counsel for attorneys' fees incurred in connection with legal advice with regard to this Letter Agreement.

3.      In consideration of the promises of the Alpharma Group in paragraph 2 above and otherwise herein, which you acknowledge are in excess of what you would otherwise be entitled to receive, you hereby release each of the entities of the Alpharma Group and their predecessors, successors and affiliates, and its and their officers, directors, agents and employees (collectively the "Releasees") from and against any and all claims, demands, causes of action, damages, expenses and liabilities, whether now known or unknown, which you now or may later have against the Releasees which relate in any way to your employment with the Alpharma Group or any entity therein and/or the termination of that employment, or any other matter arising on or prior to the date of signature of this letter by you (a "Claim"). This includes, without in any way limiting the foregoing language, any and all Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the United States Constitution, the Constitution of the State of New Jersey and/or any and all other local, state or federal statute, law, order, rule, regulation or ordinance (including but not limited to labor, employment, benefit or wage matters), and/or any and all contract or tort claims.

4.      In signing this Letter Agreement you represent that you have not filed any Claim against the Releasees and hereby covenant not to file any such Claim. You further agree that, in the event any Claim is brought by a governmental agency on your behalf or on behalf of a class of employees of which you are a member, this Letter Agreement shall serve as a complete defense to your right to monetary or injunctive relief in connection with such a Claim. Nothing contained in this Letter Agreement shall prohibit you from (a) bringing any action to enforce the terms of this Letter Agreement; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission ("EEOC") regarding the validity of this Letter Agreement; and (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination.

5.      (a)   You agree that for the first twelve months of the Separation Payment Period (from January 1, 2002 through December 31, 2002) you will not directly or indirectly engage in the business of producing, marketing or distributing animal pharmaceutical products of the type currently produced by the Alpharma Group within the United States (a "Competing Business"). For the purposes of the preceding sentence each of the following activities shall, without limitation, be deemed to constitute engaging in a Competing Business; to work with, be employed by, consult for, either individually, in partnership or as a principal, agent, officer, director or employee of another entity meeting the definition contained within the preceding sentence.

(b)   You agree that for the last six months of the Separation Payment Period (from January 1, 2003 to June 30, 2003) you will not directly or indirectly engage in a Competing Business on behalf of the following entities: Elanco, Intervet, Phibro Animal Health, Pennfield, and Schering-Plough.

(c)   You acknowledge and agree that the covenants set forth in this paragraph 5 are reasonable in scope, duration, geographic area and in all other respects. You and the Alpharma Group further agree that if any of the provisions of this paragraph 5 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions of this paragraph 5 enforceable. This paragraph 5 as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible.

6.      You and the Alpharma Group agree that in the event of any breach by either party, the non-breaching party shall be entitled, in addition to its other rights and remedies, to enforce its rights under this Letter Agreement by specific performance, injunction and/or other equitable relief in order to enforce any violations (whether anticipatory, continuing or future) of the provisions of this Letter Agreement.

7.      You agree not to disclose or use in any manner any information regarding the Alpharma Group or its businesses, products, operations, technology or plan unless and until such information shall have become generally known to the public other than as a result of any disclosure or other action by you.

8.      This Letter Agreement contains the entire agreement between you and the Alpharma Group with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral. You acknowledge that the Alpharma Group has made no warranties, promises or representations of any kind upon which you have relied in executing this Letter Agreement except as specifically set forth herein.

9.      You acknowledge that you have read this Letter Agreement carefully and understand all of its terms. You understand that you have the right to obtain, and you acknowledge that you have obtained legal counsel prior to signing this Letter Agreement and that you are permitted to take up to twenty-one (21) calendar days to review and consider this Letter Agreement before signing it. You also understand that you are free to use as much of the twenty-one (21) day period as you wish or consider necessary before deciding to sign this Letter Agreement.

You may revoke your signature of the Letter Agreement within seven (7) calendar days of signing it by delivering written notice of revocation to the Vice President and Chief Legal Officer of the Company. If you have not revoked your signature of this Letter Agreement by written notice received within the seven (7) day period, it becomes effective immediately thereafter.

You also understand that this Letter Agreement shall not be effective or enforceable, and no payments shall be due hereunder, until both (a) you sign and return the enclosed copy of this Letter Agreement to the Vice President and Chief Legal Officer of the Company and (b) seven (7) calendar days after the date you signed copy of this Letter Agreement has expired without you or your counsel giving written notice that you are revoking your acceptance of this Letter Agreement.

Very truly yours,
Alpharma, Inc.

By:
George P. Rose
Executive Vice President, Human Resources
and Communications
For the Alpharma Group

I hereby agree to all of the terms and conditions
of this Letter Agreement, including without limitation,
the Release contained herein.

Bruce I. Andrews

______________, 2002